UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K
Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 16, 2003

Commission	Exact name of registrant as specified in its charter and principal office address and telephone	State of	I.R.S. Employer
File Number	number	Incorporation	I.D. Number

1-16163	WGL Holdings, Inc.	Virginia	52-2210912
1100 H Street, N.W.
Washington, D.C. 20080
(703) 750-2000

0-49807	Washington Gas Light Company	District of	53-0162882
	1100 H Street, N.W	Columbia
	Washington, D.C. 20080	and Virginia
(703) 750-4440

Former name or former address, if changed since last report:    None

ITEM 5. OTHER EVENTS

Maryland Regulatory Matters

In March 2003, Washington Gas Light Company (the Company), a wholly owned subsidiary of WGL Holdings, Inc., filed an application with the Public Service Commission of Maryland (PSC of MD) to increase rates for customers served in Maryland. The application requested an increase to overall annual revenues of approximately $35.1 million, with a return on common equity of 12.25 percent and an overall rate of return of 9.39 percent. On June 16, 2003, as a result of information obtained subsequent to its original filing, the Company revised its overall requested increase in annual revenue to $28.9 million. The Company made no revision to its requested return on common equity or overall rate of return.

On June 20, 2003, the Staff of the PSC of MD (MD Staff), the Maryland Office of People’s Counsel (MD OPC), the United States Department of Defense and the other affected Federal Executive Agencies (DOD), the Apartment and Office Building Association of Metropolitan Washington (AOBA) and other intervenors filed testimony in response to the Company’s Maryland rate application.

According to its filed testimony, the MD Staff recommended that the PSC of MD order the Company to reduce its annual revenues by $6.6 million, and to allow the Company a return on common equity of 10.80 percent and an overall rate of return of 8.64 percent. MD OPC recommended an annual reduction in revenues of $11.7 million with a return on common equity of 9.50 percent and an overall rate of return of 7.92 percent. The DOD recommended a $5.1 million reduction in the Company’s annual revenues, and a return on common equity of 9.20 percent and an overall rate of return of 7.81 percent. DOD did not support the Company’s proposal to implement an Incentive Rate Plan (IRP) however, it recommended a reduction in the return on common equity to 8.00 percent if the Commission elects to adopt an IRP. The opposing recommendations of these parties include a reduction to proposed revenues related to reduced depreciation expense, primarily driven by proposals for different depreciation rates, that range from $6.0 million to $8.6 million in revenues.

AOBA did not specify a change in annual revenues, however, recommended a return on common equity of 10.10 percent and an overall rate of return of 8.08 percent. While not supporting the Company’s proposal to implement an IRP, AOBA alternatively proposed a 9.30 percent return on common equity and an overall rate of return of 7.69 percent if the Commission did adopt an IRP. The Company will file its rebuttal case on July 14, 2003.

District of Columbia Regulatory Matters

On February 7, 2003, Washington Gas filed an application with the Public Service Commission of the District of Columbia (PSC of DC) requesting an increase in rates for customers in the District of Columbia. Washington Gas subsequently amended its application to reflect the impact of the conclusion of a prior rate case and made other changes for data that became known after that time. As a result of these actions, the request for new rates in the District of Columbia reflects an annual revenue level of $213.2 million, with a return on common equity of 12.25 percent and an overall rate of return of 9.25 percent. This annual revenue level represents an increase of $18.8 million over the current level of base rates. The rate application also includes an IRP similar to the one requested in the Maryland filing discussed above.

On June 26, 2003, the Office of the People’s Counsel of the District of Columbia (DC OPC), AOBA, and other intervenors filed testimony in response to the Company’s District of Columbia rate application. According to its filed testimony, the DC OPC recommended an annual reduction in revenues of $9.6 million with a return on common equity of 9.00 percent and an overall rate of return of 7.39 percent. Included in the $9.6 million annual revenue reduction is DC OPC’s recommendation to lower the Company’s annual depreciation expense by $7.7 million due principally to different depreciation rates.

AOBA did not specify a change in annual revenues, however, AOBA recommended a return on common equity of 10.10 percent and an overall rate of return of 8.08 percent. While not supporting the Company’s proposal to implement an IRP, AOBA alternatively proposed a 9.30 percent return on common equity and an overall rate of return of 7.69 percent if the Commission did adopt an IRP. The Company will file its rebuttal case on July 25, 2003

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have duly caused this Report to be signed on their behalf by the undersigned hereunto duly authorized.

WGL Holdings, Inc.
and
Washington Gas Light Company
(Registrants)

Date	June 27, 2003	/s/ Mark P. O’Flynn

Mark P. O’Flynn
Controller
(Principal Accounting Officer)